EX-99.B-77D(g)

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

WADDELL & REED ADVISORS FUNDS

Supplement dated December 29, 2016 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 31, 2016

Effective January 1, 2017, the following changes are made to the second paragraph of the “Your Account — Choosing a Share Class — Potential Conflicts of Interest” section on page 100:

The words “, its financial advisors” in the second sentence and the entire fourth sentence are both deleted.